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                                                                  Exhibit 2.1


                          PURCHASE AND SALE AGREEMENT

         THIS AGREEMENT, made as of the 10th day of September, 1997 by and among ALBERT E. MOORE, EARLE M. MOORE AND LINDA A. SCULL ("SELLERS" as hereinafter defined); ALBERT E. MOORE AND PATRICIA MOORE ("REAL ESTATE LESSORS" as hereinafter defined); EARLE M. MOORE AND LINDA D. MOORE, TRADING AS E&L CYLINDERS ("CYLINDER SELLERS" as hereinafter defined); VALLEY NATIONAL GASES, INC., a West Virginia corporation, ("STOCK PURCHASER" as hereinafter defined); and WEST RENTALS, INC., ("WEST" as hereinafter defined).

         WITNESSETH, that for and in consideration of the mutual covenants and agreements contained in this Agreement and in reliance with the representations and warranties set forth herein, the parties intending to be legally bound, agree as follows:

         1.   DEFINITIONS.

         In this Agreement, whenever the context so indicates, the singular or plural and the masculine, feminine or neutral gender shall be deemed to include the others, the reference to any statutory provision of law shall include any subsequent amendments thereto; and the capitalized terms shall have the following meanings:

                  (a) "ADVERSE TITLE CONDITION" means any restriction, limitation, adverse claim of right or interest in and/or to all or part of the Moore Cylinders or Real Estate as well as any lien assessments, charges, encumbrances, or other cloud on or exception to title, of any nature which affecting the Moore Cylinders or Real Estate, except for any Permitted Encumbrances.

                  (b) "AGREEMENT" means this Purchase and Sale Agreement dated as of the 10th day of September, 1997, by and among Sellers, Real Estate Lessors, Cylinder Sellers, Stock Purchaser, and West.


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                  (c) "BILL OF SALE" means the Bill of Sale and Assignment of the Moore Cylinders to Stock Purchaser by Cylinder Seller in the form and upon the terms of Bill of Sale and Assignment attached hereto and incorporated herein by reference as Exhibit "A".

                  (d) "BUSINESS" means the business of Goss for the sale and distribution of welding supply products, industrial and specialty gases as well as liquid propane.

                  (e) "CERCLA" means Comprehensive Environmental Response, Compensation and Liability Act of 1980.

                  (f) "CLAIMS" means any claim, liability, expense, loss or other damage, including, without limitation, reasonable attorneys' fees and expenses incurred or expended with respect to any of the foregoing; provided, however, Claims shall not include any right to recover or indemnification for consequential damages.

                  (g) "CLOSING" means the following:

                      (i) The sale, transfer and delivery of the Stock by Sellers to Stock Purchaser, and Stock Purchaser's acquisition of one hundred percent (100%) ownership interest in and to Goss, as of the Effective Date, free and clear of restrictions, limitations, liens or encumbrances, for and in consideration of the payment of the Stock Purchase Price, subject to Post Closing Adjustments.

                      (ii) The execution and delivery by all appropriate parties of any and all incidental and related documents, instruments and assurances as well as the consummation of all prerequisite activities required of any of the parties hereto contemplated and required by the terms and conditions of this Agreement.

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                  (h) "CLOSING DATE" means the 29th day of September, 1997, at
10:00 o'clock, A.M. (EDT) or such later date and/or time agreeable to all parties hereto, when the Closing will take place.

                  (i) "CLOSING DATE STOCK PAYMENT" means the Stock Purchase Price, subject to and less the Escrow.

                  (j) "CYLINDER SELLERS" means Earle M. Moore and Linda D. Moore, trading as E&L Cylinders, who own the Moore Cylinders and who at Closing shall lease the Moore Cylinders to Stock Purchaser under the terms of the Moore Cylinders Lease and at the Moore Cylinder Closing shall sell, transfer and assign the Moore Cylinders to Stock Purchaser at Closing by means of the Bill of Sale for and in consideration of the Moore Cylinder Purchase Payment.

                  (k) "CYLINDERS AND TANKS" means merchantable high and low pressure gas cylinders, liquid containers and bulk tanks owned by Goss.

                  (l) "DEED" means the instrument wherein Albert E. Moore and Patricia Moore sell and convey West marketable fee simple title in and to the Real Estate by conveyance with general warranty.

                  (m) "EFFECTIVE DATE" means the 29th day of September, 1997 at 12:01 o'clock A.M. (EDT).

                  (n) "EFFECTIVE DATE FINANCIAL STATEMENT" means the balance sheet and operating and revenue statement with all supplementary information and notes reflecting Goss's financial condition as of the Effective Date.

                  (o) "EMPLOYMENT AGREEMENTS" means the following:


                      (i) The Employment Agreements by and between Stock Purchaser and Earle M. Moore, Linda A. Scull, Linda
                            D. Moore, and Alan

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                            Moore upon all terms and conditions contained in the
                            Employment Agreements subject of Paragraph 10(b), upon the terms and in the form of Employment Agreements attached hereto and incorporated herein by reference as Exhibits "B-1", "B-2", "B-3", and "B-4".

                      (ii) The Employment Agreements by and between Stock Purchaser as Purchaser, Goss as Employer, and as well four (4) key employees, namely, David Moore, Scott Miller, Gary Kahle, and Robert Crawford, upon all terms and conditions contained in the respective Employment Agreements subject of Paragraph 10(b)(ii), upon the terms and in the form of Employment Agreement attached hereto and incorporated herein by reference as Exhibits "B-5", "B-6", "B-7", and "B-8".

                  (p) "ENVIRONMENTAL LAW" means CERCLA, SARA, RCRA, TSCA, or any other law or regulation relating to the environment as well as Hazardous Materials enacted or promulgated by any Federal, state or other governmental authority.

                  (q) "ESCROW" means the Three Hundred Thirty-one Thousand Dollars ($331,000.00) which shall be deducted from the Closing Date Stock Price payment due at Closing, and deposited into an interest bearing Escrow account pursuant to the terms of the Escrow Agreement, to provide assurance and payment of cash funds necessary to reimburse Stock Purchaser for Post Closing Adjustments.

                  (r) "ESCROW AGREEMENT" means the agreement establishing an governing the Escrow in the term and upon the terms and conditions contained in the Escrow Agreement attached hereto and incorporated herein by reference as Exhibit "C".


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                  (s) "EXCLUDED ASSETS" means the following:

                      (i) Personal notes of Sellers to Goss evidencing corporate loans to shareholders as reflected upon the June 30, 1997 Financial Statements; which indebtedness has been cancelled as of the date of this Agreement as set forth in Paragraph 10(e); and,

                      (ii) Dividend declared and paid by Goss to Sellers prior to date of this Agreement in the form of marketable securities owned by Goss with a market value as of date of dividend distribution in the amount of Forty-seven Thousand Seven Hundred Seventy-one Dollars ($47,771.00), as set forth in Paragraph 10(e).

                  (t) "FAIR MARKET VALUE" means the value of the Real Estate determined as follows:

                      (i) In the event West exercises any of the Purchase Options no later than ninety (90) days prior to any applicable Real Estate Closing, West shall procure a real estate appraisal from a qualified, independent, Certified Real Estate Appraiser, at its sole cost and expense, a real estate appraiser of the applicable Real Estate (the Primary Business Site as well as either or both of the Secondary Business Sites pursuant to the terms of this Agreement) to determine its Fair Market Value. The Fair Market Value of the applicable Real Estate as established by West's appraiser shall be the Fair Market Value of the applicable Real Estate, if agreed to by Real Estate Lessors.

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                      (ii)  In the event that Real Estate Lessors disagree
                            and dispute the Fair Market Value established by West's appraiser, within fifteen (15) days after receipt of West's Certified Real Estate Appraisal, Real Estate Lessors shall retain, at their sole cost sand expense, a qualified, independent, Certified Real Estate Appraiser to appraise the real estate to determine the Fair Market Value for the applicable Real Estate. In the event that the value of the applicable tract of real estate as determined by Real Estate Lessors' and West's appraisers varies by ten percent (10%) or less, then the Fair Market Value for the purposes of establishing the Real Estate Purchase Price hereunder shall be the average of the two values established by the said qualified, independent, Certified Real Estate Appraisers. In the further event that the Fair Market Value as determined by said appraisers varies by more than ten percent (10%), then the said appraisers shall retain a third, independent, qualified, Certified Real Estate Appraiser to determine Fair Market Value of the applicable Real Estate. In this further event, Fair Market Value for the purposes of establishing the Real Estate Purchase Price shall be the average between the Fair Market Value determined by the third independent appraiser and the appraiser whose Fair Market Value more closely equals the Fair Market Value determined by the third independent appraiser. The cost and expense of the third appraiser shall be borne equally by the Real Estate Lessors and the West.

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                  (u) "FINANCIAL STATEMENTS" means the following: (i) all
balance sheets together with operating and revenue statements for Goss, with all supplementary information and notes for the three (3) twelve (12) month periods ending December 31, 1994, 1995, and 1996, attached hereto and incorporated herein collectively as Exhibit "D"; (ii) the June 30, 1997 balance sheet together with operating and revenue statements for Goss, with all supplementary information and notes; (iii) the Effective Date Financial Statement, as herein before defined; and (iv) Goss's Federal income tax returns and state income tax returns for its three (3) fiscal years 1994, 1995 and 1996. None of the Financial Statements shall be audited Financial Statements.

                  (v) "GAAP" means Generally Accepted Accounting Principles.

                  (w) "GOSS" means Goss Brothers Welding Supply, Inc., a Pennsylvania corporation, which has its principal place of business at the Primary Business Site, 167 Third Street, Falls Creek, Pennsylvania 15840, and which has branch operations at the Secondary Business Sites and at the Tertiary Business Sites.

                  (x) "HAZARDOUS MATERIALS" means any hazardous or toxic material, waste or substances now identified as hazardous or toxic by CERCLA, SARA, RCRA, TSCA or any other Environmental Law.

                  (y) "INTERIM ORDINARY COURSE LIABILITIES" means Goss's costs and expenses incurred in the operation of the Business in the ordinary and customary course (non-capital costs and/or expenditures) during the period of time from June 30, 1997 up through and including Closing Date.

                  (z) "MOORE CYLINDER LEASE" means the Lease of all of the Moore Cylinders by Cylinder Sellers, as Lessor, to Stock Purchaser, as Lessee, for a lease term extending from Closing Date up through the Moore Cylinder Purchase Closing Date for an

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aggregate monthly rental of One Dollar ($1.00), in the form and upon the term of
Moore Cylinder Lease attached hereto and incorporated herein by reference as Exhibit "E".

                    (aa) "MOORE CYLINDER PURCHASE CLOSING" means the following:

                         (i) Sale, transfer and assignment by means of the Bill of Sale of the Moore Cylinders by the Cylinder Sellers to Stock Purchaser, and Stock Purchaser's acquisition of all of the Moore Cylinders as of the Moore Cylinder Purchase Closing Date free and clear of restrictions, limitations, liens and encumbrances for and in consideration of payment by Stock Purchaser to Cylinder Sellers, of the Moore Cylinder Purchase Price by bank wire transfer.

                         (ii) The execution and delivery by all appropriate
                              parties of any and all incidental and related documents, instruments and assurances as well as the consummation of all prerequisite activities required of any of the parties hereto contemplated and required by the terms and conditions of this Agreement.

                    (bb) "MOORE CYLINDER PURCHASE CLOSING DATE" means the 1st day of June, 1998, at 10:00 o'clock A.M. (EDT) or such later date and/or time agreeable to all parties hereto, when the Moore Cylinder Purchase Closing will take place.

                    (cc) "MOORE CYLINDER PURCHASE PAYMENT" means One Million Dollars ($1,000,000.00), together with interest accrued thereon for and during the eight (8) month period from Closing Date to the Moore Cylinder Purchase Closing Date equivalent to the per annum rate one (1) year U.S. treasury bill rate in effect on the 26th day of September, 1997, plus one-half percent (1/2%).

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                    (dd) "MOORE CYLINDER PURCHASE PAYMENT LETTER OF CREDIT"
means an irrevocable letter of credit issued by Bank One, Indiana, N.A. securing the Moore Cylinder Purchase Price Payment.

                    (ee) "MOORE CYLINDERS" means all merchantable high and low pressure gas cylinders, liquid containers and bulk tanks owned by Cylinder Sellers of the number, type and unit value, set forth on Exhibit "F".

                    (ff) "NON-COMPETITION AGREEMENTS" means the agreements in the form and upon the terms of the Non-Competition Agreements attached hereto and incorporated herein by reference as Exhibits "G-1", "G-2", and "G-3".

                    (gg) "PERMITTED ENCUMBRANCES" shall mean the following:

                         (i) Existing zoning ordinances, rules and regulations; and

                         (ii) Real Estate taxes and assessments not due and
                              payable.

                    (hh) "POST CLOSING ADJUSTMENTS" means any applicable adjustment to Stock Purchase Price, to be made one hundred forty (140) days after Closing, as required by and pursuant to Paragraph 3(b) and all subparagraphs thereof.

                    (ii) "PRIMARY BUSINESS SITE" means the Real Estate with all buildings and improvements situate at 167 Third Street, Falls Creek, Pennsylvania, currently owned by Albert E. Moore and Patricia Moore, and utilized by Goss in and about the operation of the Business as its primary business location.

                    (jj) "PURCHASE OPTION" means the following:

                         (i) The sole right and option of West to purchase the Primary Business Site Real Estate at the termination of the Primary Business Site Real Estate Lease for and in consideration of payment at the Real Estate Closing by West, its successors and

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                                    assigns, of the Real Estate Purchase Price
                                    to Real Estate Lessors, their successors and assigns, pursuant to and in accordance with the "Purchase Option" provision contained in the Primary Business Site Real Estate Lease, Exhibit "H-1" attached hereto.

                           (ii) The sole right and option of West to purchase the Brookville Real Estate, one of the Secondary Business Sites Real Estate at the termination of the Real Estate Lease for the Brookville Real Estate for and in consideration of payment at the Real Estate Closing by West, its successors and assigns, of the Real Estate Purchase Price to Real Estate Lessors, their successors and assigns, pursuant to and in accordance with the "Purchase Option" provision contained in the Secondary Business Sites Real Estate Lease, Exhibit "H-2" attached hereto.

                           (iii) The sole right and option of West to purchase the Clearfield Real Estate, one of the Secondary Business Sites Real Estate at the termination of the Real Estate Lease for the Clearfield Real Estate for and in consideration of payment at the Real Estate Closing by West, its successors and assigns, of the Real Estate Purchase Price to Real Estate Lessors, their successors and assigns, pursuant to and in accordance with the "Purchase Option" provision contained in the Secondary Business Sites Real Estate Lease, Exhibit "H-3" attached hereto.

                  (kk)     "RCRA" means the Resource Conservation and Recovery
Act.

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                  (ll) "REAL ESTATE" means the Primary Business Site, the
description of which is attached hereto and incorporated herein by reference as Exhibit "I-1", as well the Secondary Business Sites, the descriptions of which are attached hereto as Exhibits "I-2" and "I- 3", respectively; all of which owned by Real Estate Lessors are to be leased by Real Estate Lessors to West, and are subject to the Purchase Option.

                  (mm) "REAL ESTATE CLOSING" means the following:

                           (i) In the event West exercises the Purchase Option for the Primary Business Location, Real Estate Lessors' sale, transfer and conveyance of marketable fee simple title to the Primary Business Site by General Warranty Deed, free and clear of any Adverse Title Condition on the 1st day of October, 2007, at 167 Third Street, Falls Creek, Pennsylvania 15840, or such other location in the Village of Falls Creek, Pennsylvania, or such other location mutually agreeable to Real Estate Lessors and West, for and in consideration of the payment by West to Real Estate Lessors of the Real Estate Purchase Price for the Primary Business Site; and as well the execution and delivery by all appropriate parties of any and all incidental and related documents, instruments and assurances as well as the consummation of all prerequisite activities required of any of the parties hereto contemplated and required by the terms and conditions of this Agreement.

                           (ii) In the event West exercises the Purchase Option for either or both of the Secondary Business Sites, Real Estate Lessors' sale, transfer and conveyance of marketable fee simple title to the Secondary

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                                    Business Sites to be sold and conveyed by
                                    General Warranty Deed, free and clear of any Adverse Title Condition on the 1st day of October, 2002, at 167 Third Street, Falls Creek, Pennsylvania 15840, or such other location in the Village of Falls Creek, Pennsylvania, or such other location mutually agreeable to Real Estate Lessors and West, for and in consideration of the payment by West to Real Estate Lessors of the Real Estate Purchase Price for the Secondary Business Sites for which West has exercised its Purchase Option; and as well the execution and delivery by all appropriate parties of any and all incidental and related documents, instruments and assurances as well as the consummation of all prerequisite activities required of any of the parties hereto contemplated and required by the terms and conditions of this Agreement.

                  (nn)     "REAL ESTATE LEASES" means the following:

                           (i) The ten (10) year lease between Real Estate Lessors and West for the Primary Business Site in the form and upon all terms of the Primary Business Site Lease attached hereto and incorporated herein by reference as Exhibit "H-1".
                           (ii) The five (5) year lease between Real Estate Lessors and West for the Brookville, Pennsylvania Real Estate, one of the Secondary Business Sites, in the form and upon all terms of the Secondary Business Sites Lease attached hereto and incorporated herein by reference as Exhibit "H-2".

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                           (iii)            The five (5) year lease between
                                            Real Estate Lessors and West for
                                            the Clearfield, Pennsylvania Real
                                            Estate, one of the Secondary
                                            Business Sites, in the form and
                                            upon all terms of the Secondary
                                            Business Sites Lease attached
                                            hereto and incorporated herein by
                                            reference as Exhibit "H-3".

                  (oo) "REAL ESTATE LESSORS" means Albert E. Moore and Patricia Moore, owners of the Primary Business Site and Secondary Business Sites.

                  (pp) "REAL ESTATE PURCHASE PRICE" means the Fair Market Value of the Real Estate as determined for each of the Primary Business Site and Secondary Business Sites as applicable, in the event West exercises its Purchase Option for the purchase of Primary Business Site and/or either or both of the Secondary Business Sites.

                  (qq) "SARA" means the Superfund Amendment and
Re-authorization Act of 1986.

                  (rr) "SECONDARY BUSINESS SITES" means the Real Estate with all buildings and improvements situate in or about Brookville, Pennsylvania and Clearfield, Pennsylvania, currently owned by Albert E. Moore and Patricia Moore, and utilized by Goss in and about the operation of the Business as branch Business locations.

                  (ss) "SELLERS" means Albert E. Moore, Earle M. Moore and Linda A. Scull. Sellers, who collectively are all of the [one hundred percent (100%)] owners of the Stock of Goss in the following shareholding amounts:

                  SHAREHOLDER                        NUMBER OF SHARES
                  -----------                        ----------------
                  Albert E. Moore                        249 shares
                  Earle M. Moore                           1 share
                  Linda A. Scull                           1 share

                  TOTAL SHARES:                          251 shares

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                  (tt) "STOCK" means all [one hundred percent (100%)] of the issued and outstanding capital stock of Goss, comprised of two hundred fifty-one (251) shares of Goss common stock with Ten Dollar ($10.00) par value.

                  (uu) "STOCK PURCHASE PRICE" means Six Million Six Hundred Twenty Thousand Dollars ($6,620,000.00), subject to Post Closing Adjustments.

                  (vv) "TERTIARY BUSINESS SITES" means the five (5) Business locations in St. Mary's, Pennsylvania; Indiana, Pennsylvania, Punxsutawney, Pennsylvania; DuBois, Pennsylvania; and Clarion, Pennsylvania, utilized by Goss in and about the operation of the Business and branch Business locations.

                  (ww) "TSCA" means the Toxic Substances Control Act.

                  (xx) "WEST" means West Rentals, Inc., a West Virginia corporation, with its principal place of business at 67 - 43rd Street, Wheeling, West Virginia 26003.

         2. AGREEMENT TO SELL AND PURCHASE. Subject to the terms and conditions contained in this Agreement, at Closing the Sellers hereby agree to sell, assign, transfer and deliver the Stock as of the Effective Date to Stock Purchaser, and Stock Purchaser agrees to purchase all of the Stock from Sellers; said sale and purchase of the Stock to be made free and clear of all restrictions, limitations, liens, pledges, charges and encumbrances of any nature for and in consideration of the payment of the Stock Purchase Price by Stock Purchaser to Sellers;

         3. PURCHASE PAYMENTS.

                  (a) Closing Payments. At Closing, the Stock Purchaser shall pay to Sellers the Closing Date Stock Payment subject to and less the Escrow, by means of Stock Purchaser's bank wire transfer.


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



                  (b)      Post Closing Adjustments.

                           (i) CYLINDER AND TANK ADJUSTMENT: As of Closing, Goss and Cylinder Sellers will own free and clear of any and all liens and encumbrances at least sixteen thousand three hundred twenty-six (16,326) Cylinders and Tanks (excluding liquid containers hereinafter referenced) with an agreed upon unit value of Seventy- five Dollars ($75.00) per cylinder as well as at least one hundred twenty (120) liquid containers with an agreed upon unit value of One Thousand Dollars ($1000.00) each. Within one hundred forty (140) days after Closing, Sellers and Stock Purchaser shall have jointly conducted (1) a book audit of Sellers' Cylinder and Tank records and/or
                                    (2) a physical inventory of Sellers'
                                    Cylinders and Tanks, to determine that Goss and Cylinder Sellers have at least the said sixteen thousand three hundred twenty-six thousand (16,326) Cylinders and Tanks and one hundred twenty (120) liquid containers. In the event after audit and inventory, the number of Cylinders and Tanks owned by Goss as of Closing, free and clear of liens and encumbrances, is less than the said number of Cylinders and Tanks represented as owned by Goss and Cylinder Sellers in this Paragraph 3(b)(i), the Stock Purchase Price shall be reduced as part of the Post Closing Adjustment by a dollar amount equal to the aggregate value of such deficiency of Cylinders and Tanks. The value of any such deficiency shall be calculated by multiplying the number of of Cylinders and Tanks and liquid

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                                    containers determined by the audit and
                                    inventory to be actually owned by Goss and Cylinder Sellers by Seventy-five Dollars ($75.00) per unit for missing cylinders and One Thousand Dollars ($1,000.00) per unit for missing containers. Notwithstanding the foregoing, Stock Purchaser and Sellers agree that:


                                    (A)     In any instance wherein
                                            Stock Purchaser declines to bill a
                                            customer for lost Cylinders
                                            determined after the Cylinder
                                            audit and inventory aforesaid, there
                                            shall be no reduction in the
                                            Purchase Price attributable to such
                                            missing and lost Cylinders and
                                            Tanks and/or liquid containers;

                                    (B)     Notwithstanding Settlement pursuant
                                            to Paragraph 3(b)(iv) hereinafter,
                                            Sellers shall be entitled to credit
                                            for and repayment by Stock
                                            Purchaser or its successors in an
                                            amount not to exceed the amount of
                                            deductions to the Stock Purchase
                                            Price arising out of any Post
                                            Closing Adjustments to the Stock
                                            Purchase Price with respect to
                                            missing and lost Cylinders and
                                            Tanks, and/or liquid containers,
                                            which Goss receives with respect to
                                            the recovery and return of such
                                            Cylinders and Tanks and/or liquid
                                            containers by Goss or its
                                            successors during the period
                                            following settlement up to one (1)
                                            year after Closing Date;and,

                                    (C)     There shall be no reduction in the
                                            Purchase Price with respect to any
                                            Cylinder and Tanks lost or missing
                                            on with respect to the Kovalchick
                                            Corp. account.

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                           (ii)     ACCOUNTS RECEIVABLE:  at Closing, Sellers
                                    shall furnish Stock Purchaser a schedule of Goss's accounts receivable certified as of Closing Date, fully itemized as to customer, amount and account aging history. After Closing Date, Stock Purchaser shall first apply all accounts receivable payments collected from each pre- closing account debtor to the oldest outstanding and unpaid account invoice for such pre-closing account debtor. As of one hundred forty (140) days after Closing Date, Stock Purchaser (having used its best efforts to do so) expects to have collected all of Goss's Closing Date accounts receivable. In the event that, as of one hundred forty (140) days after Closing Date, Stock Purchaser has not collected all of Goss's accounts receivable, the Stock Purchase Price shall be reduced as part of the Post Closing Adjustment by the equivalent dollar amount by which accounts receivable actually collected by Stock Purchaser is less than the amount reflected upon Sellers' certified schedule of Closing Date accounts receivable pursuant to an itemization of such uncollected accounts receivable, and delivered by Stock Purchaser to Sellers. After payment to Stock Purchaser of Post Closing Adjustments hereunder in accordance with Paragraph 3(b)(iv) Stock Purchaser shall assign and transfer all such uncollected Closing Date accounts receivables to Sellers.

                           (iii) INVENTORY: Prior to Closing, Sellers and Goss shall permit Stock Purchaser to conduct a physical Inventory of Goss's inventory to determine the amount and value of Saleable Hardgoods Inventory. The term "Saleable Hardgoods Inventory" shall be defined for the purposes of this provision as (1) non shopworn, non defective hardgoods inventory items, and (2) listed for sale in the manufacturer's current catalog. The value of all Saleable Hardgoods Inventory shall be calculated at Goss's historical cost, or in the absence thereof at the manufacturer's current pricing for Goss. The term "Inventory Value" shall be defined for the purposes of this Agreement as the value of Inventory as reflected upon Goss's June 30, 1997 Financial Statement, as adjusted for variations to date of the physical inventory arising out of sale and acquisition of gas and hardgoods inventory in the ordinary course of business. In the event that at the date of the physical inventory, Saleable Hardgoods Inventory does not equal the Inventory Value, the Stock Purchase Price shall be reduced as part of Post Closing Adjustments, by an amount equal to the per dollar amount by which the value of the Saleable Hardgood Inventory as determined herein is less than the Inventory Value.

                           (iv) SETTLEMENT: One hundred forty (140) days after Closing Date, Sellers shall pay Stock Purchaser by wire transfer, an amount equal to all applicable Post Closing Adjustments to the Stock Purchase Price as required under this Paragraph 3(b) and subparagraphs thereof, if any, less Escrow funds which will be first applied to any and all such Post Closing Adjustments pursuant to the Escrow Agreement. Any and all Escrow Funds which are not required to extinguish Post Closing Adjustments payment requirements hereunder shall be the property of and paid over to Sellers in accordance with the terms and conditions of the Escrow Agreement.

         4. CLOSING. The consummation of the Stock transaction described herein, including, but not limited to, the sale, transfer and delivery of the Stock to Stock Purchaser, as well as any and all other related transactions required to be consummated at the Closing but effective as of the Effective Date; provided all conditions precedent to Closing are satisfied, the Closing shall take place on the Closing Date at the office of John C. Dennison, II, Esquire, 293 Main Street, Brookville, Pennsylvania 15825-1921, or at such other place, date and time to be mutually agreeable to Stock Purchaser and Sellers.

         5.       CLOSING ITEMS.

                  (a) At Closing, Sellers shall deliver to Stock Purchaser the following items:

                           (i) Certificates representing all of the Stock properly endorsed for transfer or accompanied by duly executed stock powers as provided for in paragraph 9(a)(iii);

                           (ii) Stock Purchaser Certificates required in paragraphs 9(a)(i), 9(a)(ii) and 9(a)(iv);

                           (iii) Resignation of all officers and directors of Goss as required in paragraph 9(v);

                           (iv)     Certified schedule of Goss account
                                    receivables as of Closing Date as required in paragraph 3(b)(ii);

                           (v) Non-Competition Agreement as required in paragraph 10(a);

                           (vi) Employment Agreements as required in paragraph 10(b)(i) and paragraph 10(b)(ii);

                           (vii)    Sellers' Affidavit as required in
                                    paragraph 9(a)(v);

                           (viii) All other documents, instruments and certificates required to be delivered by Sellers pursuant to the terms of this Agreement.

(b) On or before the Closing Date, Stock Purchaser shall deliver to Sellers the following items:

                           (i) The Closing Date Payment as provided for in paragraphs 3(a);

                           (ii)     Certificates required in
                                    paragraphs 9(b)(i), 9(b)(ii), and 9(b)(iii);

                           (iii) Certified resolution the certificate of Purchaser required in paragraph 9(c)(iv);

                           (iv) All other documents, instruments and certificates required to be delivered by Stock Purchaser pursuant to the terms of this Agreement.

         6.       REPRESENTATIONS AND WARRANTIES.

                  (a) To the best of Sellers' knowledge, Sellers represent and warrant to Stock Purchaser as of the date hereof, and as of the Closing Date as follows:

                           (i) ORGANIZATION, STANDING AND QUALIFICATION. Goss is a duly organized, validly existing corporation and chartered and in good standing under the laws of the State of Pennsylvania; is duly licensed, qualified to do business; and has full corporate power and authority and all material permits, consents and authorizations necessary to own and lease its properties and to carry on its business as now conducts, including but not limited to, any fictitious name registrations required to be filed.

                           (ii)     SUBSIDIARIES.  Goss has no subsidiaries.

                           (iii) CAPITALIZATION OF GOSS. The authorized capital stock of Goss consists of two hundred fifty-one (251) shares of the Stock, with $10.00 par value per share. As of the Closing Date, the issued and outstanding Stock of Goss shall consist of two hundred fifty-one (251) shares of capital stock; which Stock shall be validly issued, fully paid, non-assessable and owned by Sellers. There are no outstanding subscriptions, options, rights, warrants, conversion rights, agreements, or commitments of any kind outstanding which obligate Goss to issue, acquire or transfer any shares of the Stock.

                           (iv) OWNERSHIP AND TRANSFER OF STOCK. Sellers own all of the Stock, beneficially and of record, free and clear of all liens, encumbrances, pledges, options, claims, charges, and restrictions of any nature.

                           (v) CORPORATE DOCUMENTS. All Goss corporate record books are accurate as to the actions contained therein, and the Bylaws contained therein are the Bylaws of Goss as of the date of this Agreement and shall be the Bylaws of Goss as of the Closing Date.

                           (vi) AUTHORIZATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of, or result in the breach of, or accelerate or permit the acceleration of the performance required by the terms of: (i) the Articles of Incorporation or Bylaws of Goss (ii) any agreement to which Sellers, Goss are party or by which any of them may be bound, or
                                    (iii) any order, judgment, or decree
                                    applicable to Sellers or Goss will not
                                    result in the creation of any claim, lien, charge or encumbrance upon the Stock, any property or assets of Goss; and will not terminate or result in the termination of any such agreement, or in any way affect or violate the terms or conditions of, or result in the cancellation, modification, revocation, or suspension of, any of the licenses, franchises, approvals, certificates, permits, or authorizations held by Goss.

                           (vii) FINANCIAL STATEMENTS. Within sixty (60) days after Closing Date, Sellers, at their sole cost and expense, shall furnish Stock Purchaser the Effective Date Financial Statement. Stock Purchaser shall provide Sellers, and their agents free and unrestricted access to all books and records of Goss up to and including sixty (60) days after Closing Date, at 167 Third Street, Falls Creek, Pennsylvania 15840, or such other place as Stock Purchaser and Sellers mutually agree, to allow Sellers to prepare and deliver the Effective Date Financial Statement. The Financial Statements are and will be (1) in accordance with the books and records of Goss and prepared in accordance with GAAP consistently applied; and (2) present fairly and accurately the financial condition of Goss as of the Closing Date or other date of respective periods and results of the operations of Goss and the Business for each respective period then ending.

                           (viii)   UNDISCLOSED LIABILITIES. Except as set
                                    forth on Exhibit "J", Goss has not incurred or suffered any debt, liability or other obligation of a material nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, other than
                                    (1) debts, liabilities, or other obligations reflected in the June 30, 1997 Financial Statements and (2) Interim Ordinary Course Liabilities.

                           (ix) TAXES, TAX RETURNS, AND AUDITS. Goss has timely filed, caused to be timely filed, or shall timely file, all Federal, state, and local tax returns as to the operations of Goss which are required by law to be filed on or before Closing Date, and all such tax returns are complete and accurate in accordance with all legal requirements applicable thereto insofar as they relate to the operations of Goss and the Business. Goss has paid all taxes for said periods which have become due pursuant to said tax returns, or pursuant to any assessment or otherwise, and there is no further liability (whether or not disclosed on such returns or assessments) for any taxes, interest, or penalties relating to such periods. Further, Goss has filed or prior to the Closing shall file the necessary documents for and paid all payroll, real or personal property taxes, business and occupation taxes, and any interest assessments and/or penalties on any of same, required to be filed prior to the Closing Date and that same are or shall be complete and accurate in accordance with all legal requirements, applicable thereto.

                           (x)      TITLE TO ASSETS.  Goss has good and
                                    marketable title to all of the assets and properties owned by it as of Closing Date as reflected in the Financial Statements, whether real, personal, or mixed, tangible or intangible, free and clear of restrictions on, or conditions to, transfer or assignment, and of mortgages, liens, pledges, charges, encumbrances, security interests, equities, claims, easements, rights of way, covenants, conditions, and restrictions except:

                                    (A)  As expressly set forth as liens and
                                         encumbrances upon Exhibit "K";

                                    (B)  Liens for current taxes not yet due
                                         and payable;

                                    (C)  Possible minor liens or encumbrances
                                         that, in the aggregate, are not
                                         material in amount and do not
                                         materially detract from or interfere
                                         with the present use of any material
                                         properties, or materially impair the
                                         business operations of Goss. For
                                         purposes of this subparagraph,
                                         "material" shall be deemed to mean in
                                         excess of One Hundred Dollars ($100.00)
                                         in the aggregate; and,

                                    (D)   Property leased by Goss set forth on
                                          Exhibit "L".

                             (xi)   NO THIRD PARTY RIGHTS OR OPTIONS.
                                    There are no outstanding rights or options in any third party to acquire Goss or any interest therein, or as well to acquire any assets or other properties of Goss or any interest therein, except as expressly set forth on Exhibit "M".

                            (xii)   COMPLIANCE WITH LAWS.  Goss has not
                                    received any currently effective notice of any violations of any existing applicable federal, state, or local law or regulation affecting its assets or the operation of its business, and, as to any past notices which are no longer effective, appropriate remedial steps have been taken. Goss is in substantial compliance with all existing applicable Federal, state, and local laws and regulations including, without limitation, those respecting the health and safety of its employees, the benefit or welfare plans provided for its employees, the hiring, firing, and conditions of employment of its employees and the protection of the environment. Further, Goss has not unlawfully stored, dumped, or deposited nor participated in the unlawful, dumping or depositing of any Hazardous Materials upon any of its properties, or elsewhere; and Goss has not, at any time, received, nor does it have any knowledge or reason to believe that it may receive notice of all alleged violation of any existing Environmental Law, rule, regulations or orders issued with respect thereto from any governmental authority.

                           (xiii) CONTRACTS. Except for the leases set forth on Exhibit "L", third party rights and options set forth on Exhibit "M", and contracts set forth on Exhibit "N" to this Agreement, Goss is not bound by any written or oral:

                                    (A)     Agreement or understanding not made
                                            in the ordinary course of the
                                            Business;

                                    (B)     Employment contract or contract for
                                            personal services not terminable at
                                            will;

                                    (C)     Continuing contract for the future
                                            purchase of material, supplies,
                                            machinery, or other equipment in
                                            excess of the requirements of the
                                            Business now booked or of normal
                                            operating requirements;

                                    (D)     Sales agency agreement or
                                            advertising contracts;

                                    (E)     Except in the ordinary course of
                                            business, any contract or
                                            commitment for goods, services
                                            and/or capital expenditures, in
                                            excess of $1,000.00 in the
                                            aggregate;

                                    (F)     Contract or agreement containing
                                            covenants by Goss not to compete in
                                            any lines or business or with any
                                            person; or

                                    (G)     Leases not cancelable upon not
                                            greater than thirty (30) days
                                            notice.

                           (xiv)    LITIGATION.  There are no actions,
                                    suits, proceedings, or investigations
                                    pending or to the best of Sellers' knowledge threatened, (1) in any court or before any governmental agency or instrumentality against, by or adversely affecting Goss or the Business, financial condition or any of the properties or assets of it, or (2) which would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, or (3) which would render the transactions provided for hereunder to be unlawful or cause the recision thereof.

                           (xv) ABSENCE OF ADVERSE CHANGES OR OTHER EVENTS. Except as expressly contemplated by and stated in this Agreement, after June 30, 1997 and up to Closing Date, Goss shall not have:

                                    (A)     Except as set forth on Exhibit "O"
                                            to this Agreement, created or
                                            incurred any liability (absolute or
                                            contingent) except for unsecured
                                            current liabilities under oral or
                                            written contracts entered into in
                                            the ordinary course of business;

                                    (B)     Loaned any money or otherwise
                                            pledged the credit of Goss or
                                            mortgaged, pledged, or subjected
                                            its assets to any tangible or
                                            intangible lien or encumbrance;

                                    (C)     Except as set forth on Exhibit "M"
                                            to this Agreement, or otherwise
                                            expressly contemplated by this
                                            Agreement, sold or otherwise
                                            disposed of, or contracted to sell
                                            or dispose of, any of its assets,
                                            tangible or intangible; or canceled
                                            any
                                            debts owed it or claims held by it
                                            against third party, except in each
                                            case, in the ordinary course of
                                            business;

                                    (D)     Except in the ordinary course of
                                            the Business made or become a party
                                            to any contract or commitment or
                                            renewed, extended, amended, or
                                            modified any contract or commitment
                                            which in any one case involves an
                                            amount in excess of One Thousand
                                            Dollars ($1,000.00) or a
                                            noncancellable term in excess of
                                            thirty (30) days;

                                    (E)     Issued or sold any shares of its
                                            capital stock or rights, options,
                                            or warrants to purchase its capital
                                            stock, or any securities
                                            convertible into its capital stock;

                                    (F)     Except for sales bonuses in the
                                            amount of Five Thousand Dollars
                                            ($5,000.00) each, paid or to be
                                            paid to Earle M.  Moore and David
                                            Moore; paid or agreed to pay,
                                            conditionally or otherwise, any
                                            bonus, extra compensation, or
                                            severance pay to any director,
                                            officer, or employee, or increased
                                            the compensation, including
                                            salaries, fees, commissions,
                                            bonuses, profit sharing, incentive,
                                            pension, retirement, or other
                                            similar payments paid to any of its
                                            directors, officers, or employees;

                                    (G)     Become bound by or entered into any
                                            contract, commitment, or
                                            transaction other than in the
                                            ordinary course of business;

                                    (H)     Made or become a party to any
                                            contract or otherwise enter into
                                            any transaction with Sellers or any
                                            other related party other than in
                                            the ordinary course of business;
                                            or,

                                    (I)     Entered into any contract or
                                            agreement to do or perform any of
                                            the foregoing actions.

                           (xvi) NO EMPLOYEES TO LEAVE EMPLOYMENT WITH GOSS. As of the date of this Agreement, neither Sellers nor Goss have actual knowledge that any current employee intends to leave employment of Goss within six (6) months of Closing Date. Sellers shall promptly furnish Purchaser notice of any employee who notifies Goss or Sellers that they intend to or may leave the employment of Goss.

                           (xvii)   NO UNION, EMPLOYEE COLLECTIVE
                                    BARGAINING UNIT OR ORGANIZING ACTIVITY.
                                    Goss is not signatory to any collective
                                    bargaining agreement and is not currently subject to any present labor collective bargaining process or organizing efforts by any union or other collective bargaining representative; and neither Sellers nor Goss has any actual knowledge or information, that any Goss employee, union or collective bargaining representative is considering or threatening to organize Goss employees to form a union or collective bargaining unit.

                           (xviii)  NO LOSS OF CURRENT CUSTOMERS. After
                                    June 30, 1997 up to and including Closing
                                    Date, no customers of Goss, which in the aggregate represent and constitute a material volume of the

                                    Business, shall have terminated transacting business with Goss or shall have furnished Goss notice of termination or intention to terminate with respect to transacting business with Goss. For purposes of this subparagraph, "material volume of the Business" for the purposes of this subparagraph shall mean two percent (2%) or more of Goss's annual, year end December 31, 1996 gross sales.

                           (xix) CONTINUOUS OPERATION OF BUSINESS. Goss shall be operated in the ordinary course of business up to and including the Closing Date except as otherwise expressly contemplated by this Agreement.

                           (xx)     LONG TERM (NON-CURRENT) LIABILITIES.
                                    Except as set forth on Undisclosed
                                    Liabilities, Exhibit "J" to this Agreement,
                                    Goss has no other long term (non-current) liabilities.

                           (xxi) ACCURACY OF INFORMATION. Copies of all documents furnished by, or on behalf of, Sellers or Goss to Stock Purchaser pursuant to the terms of this Agreement are complete and accurate. No representation or warranty by Sellers in this Agreement, nor any statement or certificate furnished to Stock Purchaser by Goss contains or will contain any untrue statement of a material fact.

                           (xxii) EXCESS LIABILITIES. As of Closing Date, Goss shall have no liabilities in excess of the total liabilities reflected and stated upon the June 30, 1997 Financial Statement as adjusted for Interim Ordinary Course Liabilities; which liabilities shall include interest bearing debt of no more than One Hundred Thousand Dollars ($100,000.00).

                           (xxiii)  GOSS EQUITY. Except as adjusted for
                                    Interim Ordinary Course Liabilities and the value of the Excluded Assets as of Closing Date, Goss shall have balance sheet net equity of no less than the net equity reflected and stated upon the June 30, 1997 Financial Statements.

                  (b) To the best of its knowledge, Stock Purchaser represents and warrants to Sellers as of the date hereof and respectively as of the Closing Date as follows:

                           (i) ORGANIZATION, STANDING AND QUALIFICATION. Stock Purchaser each is a duly organized, validly existing corporation, and is in good standing under the laws of all applicable states and jurisdictions, including the State of Pennsylvania; is duly licensed, qualified to do business, and in good standing in each jurisdiction in which the current ownership and operation of its business requires such licensing or qualification, including the State of Pennsylvania; and has full corporate power and authority, and, to its knowledge, has all permits, consents and authorizations, necessary to own and lease its properties and to carry on its business as now conducted.

                           (ii) NO BREACH. The execution and delivery of this Agreement by Stock Purchaser, and the consummation by Stock Purchaser of the transactions contemplated hereby will not
                                    (i) violate any provisions of, or result in the breach or termination of, or accelerate or permit the acceleration of the performance required by, the terms of: (A) the Articles of Incorporation or By-Laws of Stock Purchaser; (B) any agreement to which Stock Purchaser is a party or by which either is bound; or (C) any order, judgment, or decree applicable to Stock Purchaser; (ii) result in the creation of any claim, lien, charge or encumbrance upon any property or assets of Stock Purchaser; or (iii) in any way affect or violate the terms or conditions of, or result in the cancellation, modification, revocation, or suspension of, any of the licenses, franchises, approvals, certificates, permits, or authorizations held by Stock Purchaser.

                           (iii)    AUTHORITY; ENFORCEABILITY.  Stock
                                    Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and each other agreement herein contemplated to be executed in connection herewith by Stock Purchaser have been duly executed and delivered by Stock Purchaser, as the case may be, and constitute legal, valid and binding obligations of Stock Purchaser, as the case may be, enforceable against Stock Purchaser, as the case may be, in accordance with their respective terms.

                           (iv) LITIGATION. There are no actions, suits, proceedings or investigations pending or, to Stock Purchaser's knowledge, threatened, in any court or before any governmental agency or instrumentality against any of the property or assets of Stock Purchaser, which would prevent Stock Purchaser from carrying out the transactions contemplated hereby or would declare the same unlawful or cause the recision thereof.

                           (v) ACCURACY OF INFORMATION. Copies of all documents furnished by, or on behalf of, Stock Purchaser to Sellers pursuant to the terms of this Agreement are complete and accurate in all material respects. To Stock Purchaser's knowledge and belief, no statement or certificate furnished to Sellers by Stock Purchaser pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact.

         7.       INDEMNIFICATIONS.

         (a) Indemnification by Sellers of Stock Purchaser. Sellers agree to defend, indemnify and hold Stock Purchaser, its successors and assigns, harmless from and against any Claims (except those liabilities expressly provided for and disclosed in Goss's June 30, 1997 Financial Statements, undisclosed liabilities reflected upon Exhibit "J" hereto, or Interim Ordinary Course Liabilities) in respect of:

                           (i) Any and all Claims resulting from or arising out of Goss and the Business prior to Closing Date.

                           (ii) Any and all Claims resulting from the breach of any representations and warranties pursuant to and under Paragraph 6(a) hereunder.

                           (iii) Any and all other misrepresentations or breach of warranty or violation of any covenant made by Sellers hereunder, or as well in any schedule or other instrument or document furnished or to be furnished by Sellers hereunder, including, without limitation, any documents furnished at the Closing.

                           (iv) Any and all Claims in respect of any liabilities of Goss as of the Closing Date.

                           (v) Any and all Claims in respect of Goss's federal, state or local taxes, incurred and due on or before the Closing Date, including but not limited to income taxes based upon or measured by income or any gain or sales or transfer taxes, or which may be asserted against Goss as a result of any operations of Goss whether such taxes be trust fund or employment taxes or taxes based on property, income, gain or otherwise.

                           (vi) Any and all Claims with respect to any and all plans, policies, labor contracts or arrangements relating to commissions, bonuses, group insurance, severance pay, pensions, profit sharing, any deferred compensation arrangements or health and welfare or other benefit plans for employees of Goss or otherwise arising out of or related to Goss's business prior to the Closing Date, including, but not limited to, any liability imposed under the provisions of the Employee Retirement Income Security Act of 1974, Multiemployer Pension Plan Amendment Acts of 1980, the Consolidated Omnibus

                                    Budget Reconciliation Act of 1985 or the
                                    Omnibus Budget Reconciliation Act of 1987 as well as any other federal or state law or regulation.

                           (vii) Any and all Claims arising out of a violation of any federal or state law or regulation, including, but not limited to, outstanding grievance, arbitration award, NLRB unfair labor practice charge, OSHA citation, EEOC charge, Fair Labor Standards Act charge, Americans with Disabilities Act charge,
                                            Family and Medical Leave Act
                                            charge, Immigration Reform and
                                            Control Act charge, or Civil Rights
                                            Restoration Act charge, compliance
                                            review, consent decree,
                                            conciliation agreement, benefit
                                            claim, wage and hour complaint, and
                                            any litigation involving any
                                            personnel practices or policies of
                                            Goss with respect to any employment
                                            relationship, attributable to the
                                            Business prior to the Closing Date.

                           (viii) Any and all Claims which are asserted by any governmental or regulatory authority for any penalties or other obligations attributable to the operations of Goss and the Business, provided that the basis for such Claims existed prior to the Closing. Said "other obligations" shall include, but are not limited to, any violation by Goss prior to the Closing in connection with its business of any applicable federal, state or local environmental or health and safety statute, regulation, ordinance or code or other governmental requirement, including, but not limited to, regulations establishing environmental or health and safety quality criteria or standards for air, water or land.

                           (ix) Any and all Claims asserted by third parties, including governmental entities and Claims arising from Stock Purchaser's affirmative duty to furnish notice to third parties, including governmental entities, arising from or out of any Hazardous Materials, spilled, released, discharged or disposed of by Goss, or arising out of Goss's business operations prior to the Closing, including without limitation: (A) cost of investigation, removal, restoration or any other remedial work done in connection with any Hazardous Materials spilled, released, discharged or disposed of by Goss or arising out of Goss's business operations prior to the Closing;
                                    (B) costs incurred to correct a violation of any applicable Environmental Law, arising out of or resulting from Goss's operations prior to the Closing Date; and
                                    (C) costs incurred as a result of being
                                    named a responsible party under CERCLA as amended by SARA.

                           (x) Any and all Claims for defective products or unsatisfactory services furnished to Goss's customers prior to the Closing Date, to the extent not indemnified under currently enforceable insurance coverage.

         (b) Indemnification by Stock Purchaser to Sellers. Stock Purchaser agrees to defend, indemnify and hold Sellers and his respective successors and assigns, harmless from and against any Claims in respect of:

                           (i) Any and all Claims resulting from or arising out of Stock Purchaser's operation of Goss and the Business as well as the possession, use and control of Goss's assets after Closing Date.

                           (ii) Any and all Claims resulting from any misrepresentation or breach of warranty or violation of any covenant made by Stock Purchaser hereunder, or in any document furnished or to be furnished by Stock Purchaser hereunder, including, without limitation, any documents or instruments furnished at the Closing.

         (c) Determination of Loss. Indemnification pursuant to this Paragraph 7 shall be payable with respect to Claims described herein as subject to indemnification upon the happening of the earlier of the following:

                           (i) Resolution of Claims by mutual agreement among or between Stock Purchaser and Sellers as well as any applicable combination thereof; or,

                           (ii) The issuance of a final award, order or other ruling by an arbitrator pursuant to Paragraph 8 hereof.

         (d) Indemnification Payments. All amounts payable by one party to the other pursuant to the provisions of this Paragraph 7 shall be payable within ten (10) days after final determination thereof in accordance with the provisions hereof.

                  (e)      Limitations on Indemnification.

                           (i) Any amounts which any party hereto may be obligated to pay another party hereto pursuant to this Paragraph 7 will be reduced by an amount equal to: (A) the tax benefit, if any, realized as a result of such losses (for purposes of determining the "tax benefit", if any, the reasonable joint determination by Stock Purchaser's and Sellers' outside accountants will be binding and conclusive as to all parties hereto); (B) any insurance recovery with respect to such losses received by the indemnified party; and/or (C) any insurance payments paid on behalf of and in indemnification of the indemnified party.

                           (ii) Neither Stock Purchaser nor Sellers shall assert Claims against the other party which aggregate more than the Stock Purchase Price.

                           (iii) Except for Claims pursuant breach of representations and warranties under Paragraphs 6(a)(iv) of this Agreement which warrant and represent good and marketable title to the Stock; all of which warranties and represents shall not be limited as to time, the right of indemnification afforded to Stock Purchaser and Sellers pursuant to this Paragraph 7 shall be available for the following periods of time:

                                    (A)     With respect to any Claim asserted
                                            under Paragraph 7(a)(v) or any
                                            other tax Claim arising out of and
                                            related to periods of time prior to
                                            Closing Date, for a period of time
                                            limited
                                            only by the expiration of any and
                                            all applicable statutes of
                                            limitations.

                                    (B)     With respect to any and all other
                                            Claims, for and during a period of
                                            three (3) years from and after the
                                            Closing Date.

                                    (C)     Notwithstanding anything herein to
                                            the contrary, any Claim for which
                                            specific written notice is given to
                                            any party which has an
                                            indemnification obligation prior to
                                            the date on which such right of
                                            indemnification otherwise
                                            terminates as provided in this
                                            Paragraph 7(e), may continue to be
                                            asserted and shall be indemnified
                                            against pursuant to this Paragraph
                                            7.

         (f) Notification and Duty of Indemnifying Parties. Stock Purchaser and Sellers, as the case may be, shall, within thirty (30) days of obtaining knowledge of a Claim, notify the other of the existence or occurrence of any facts or events which give rise to the assertion of any Claim under the provisions of this Paragraph 7. If such Claims are due to the claims of third parties, the indemnifying parties shall promptly and diligently take such actions as may be reasonably required to defend or settle such claims and shall keep the indemnified parties advised of the current status thereof. The indemnified parties shall, at the indemnifying parties' expense, reasonably cooperate with the indemnifying parties' defense and the indemnifying parties shall reasonably consider the indemnified parties' advice. The indemnified party shall make available to the indemnifying party or its representatives all records and other materials reasonably required to contest any third party claim and shall cooperate fully with the indemnifying party until defense of all such claims.

            8.    ARBITRATION.

                  (a) Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement, including, without limitation, Claims based on contract, tort or statute and Claims arising out of or relating to the provisions of Paragraph 7 hereof, shall be settled by arbitration. Any arbitration pursuant to this Agreement shall be conducted in Falls Creek, Pennsylvania before and in accordance with the then existing Rules for Commercial Arbitration of the American Arbitration Association, provided that only one arbitrator as selected by the American Arbitration Association shall conduct any arbitration proceeding. Any arbitration shall be final and binding. Any judgment upon any interim or final award or order rendered by the arbitrator may be entered by any federal or state court having jurisdiction thereof.

                  (b) The parties intend that any agreement pursuant hereto to arbitrate be valid, enforceable and irrevocable. Each party in any arbitration proceeding commenced hereunder shall bear such party's own costs and expenses (including expert witness and attorneys' fees) of investigating, preparing and pursuing such arbitration claim. The parties to any arbitration shall have the right to discover the relevant books and records of the other side that are not privileged or the subject of a bona fide confidentiality or non-disclosure agreement.

            9.    CONDITIONS PRECEDENT TO CLOSING.

                  (a) Stock Purchaser's obligations hereunder are subject, at its option, to the fulfillment at or prior to the Closing Date of each of the following conditions, any one or more of which may be waived by Stock
Purchaser:

                           (i)      TRUTH OF SELLERS' WARRANTIES AND
                                    REPRESENTATIONS AT CLOSING.  All
                                    representations and warranties of Sellers contained in this

                                    Agreement or in any writing delivered
                                    pursuant hereto shall be true and correct in all material respects when made and, except as otherwise expressly provided for in this Agreement, on and as of the Closing Date as if made on and as of the Closing Date, and Sellers and Goss shall deliver to Purchaser a certificate, dated the Closing Date, to such effect.

                           (ii) SELLERS' PERFORMANCE OF COVENANTS AND AGREEMENTS. Sellers shall have performed and complied with all material terms, covenants, and conditions of this Agreement required to be performed or complied with by them or any of them at or prior to the Closing Date and shall have delivered to Stock Purchaser a certificate, dated the Closing Date to such effect.

                           (iii) DELIVERY OF STOCK. Sellers shall have delivered to Stock Purchaser the Stock, duly endorsed in blank or with duly executed powers attached, in proper form for transfer, as shall be required, or as may be desirable in order effectively to vest in Stock Purchaser's good and enforceable title to the Stock free and clear of all liens, charges, and encumbrances of any nature.

                           (iv) ABSENCE OF LITIGATION. No action, suit or proceeding shall have been instituted or threatened before any court or governmental body by any governmental agency or body to restrain or prevent the carrying out of the transactions contemplated hereby, or which has had or may have, in the opinion of Stock Purchaser, a materially adverse effect on the business of Goss taken as a whole, and Sellers shall deliver to Purchaser a certificate dated the Closing Date to such effect.

                           (v) RESIGNATIONS OF OFFICERS AND DIRECTORS. There shall have been delivered to Stock Purchaser the written resignations, effective immediately, of all of the directors and officers of Goss.

                           (vi) EXECUTION AND DELIVERY OF AGREEMENTS AND PERFORMANCE OF PRE- CLOSING ACTIVITY. All of Sellers' agreements contemplated and required to be performed prior to Closing by the terms of this Agreement shall have been duly fulfilled by all appropriate parties and as well the Non-Competition Agreements, Employment Agreements, Primary Site Lease, and Secondary Site Leases and Moore Cylinder Lease, shall have been duly executed for delivery at Closing, with all terms and conditions thereof as fully binding Agreements of all necessary parties thereto as of Closing Date; and as well all requisite pre-closing activity under this Agreement shall have been fully completed.

                  (b) Sellers' obligations hereunder are subject, at their option, to fulfillment at or prior to the Closing Date of each of the following conditions, any one or more of which may be waived by Sellers:

                           (i) TRUTH OF STOCK PURCHASER'S AND WEST'S WARRANTIES AND REPRESENTATIONS. Except as otherwise expressly provided for in this Agreement, the representations and warranties of Stock

                                    Purchaser and West contained in this
                                    Agreement or in any writing delivered
                                    pursuant hereto shall be true and correct in all material respects when made and on and as of the Closing Date as if made on and as of the Closing Date and Real Estate Closing Date, and Stock Purchaser as well as West shall deliver to Sellers a certificate to such effect.

                           (ii) STOCK PURCHASER'S AND WEST'S PERFORMANCE OF COVENANTS. Stock Purchaser and West shall have performed and complied with all material terms, covenants, and conditions of this Agreement to be performed or complied with by it at or prior to the Closing Date and Real Estate Closing Date, as applicable, and the Stock Purchaser and West shall have delivered to Sellers a certificate to such effect.

                           (iii) ABSENCE OF LITIGATION. No action, suit or proceeding shall have been instituted or threatened before any court or governmental body by any governmental agency or body to restrain or prevent Stock Purchaser and West from carrying out of the transactions contemplated hereby, and Stock Purchaser and West shall deliver to Sellers a certificate to such effect.

                           (iv) STOCK PURCHASER'S AND WEST'S AUTHORITY. The execution, delivery and performance of this Agreement and the transactions contemplated hereby shall have been duly authorized and approved by any and all requisite corporate action of Stock Purchaser and

                                    West and they shall deliver to Sellers at or before Closing and Real Estate Closing, as applicable, a proper corporate certificate to this effect.

            10.   ADDITIONAL MATERIAL CONSIDERATION.

                  (a) Non-Competition Agreements. At Closing, Sellers and Stock Purchaser shall enter into, execute and deliver the Non-Competition Agreement.

                  (b) Employment Agreements. At or prior to Closing, Sellers shall cause to be executed and delivered to Stock Purchaser the Employment Agreements.

                  (c)   Real Estate.

                        (i) LEASE OF REAL ESTATE. At Closing, West, as Lessee, and Real Estate Lessors, as Lessors, shall enter into, execute and deliver the Real Estate Leases.

                        (ii) OPTION PURCHASE OF REAL ESTATE. In the event West exercises its Purchase Option, Real Estate Lessors shall sell and convey the applicable Real Estate subject of the Purchase Option at the applicable Real Estate Closing, to West, for consideration of the payment by West to Real Estate Lessors of the Real Estate Purchase Price applicable to such Purchase Option transaction.

                        (iii)    SITE ASSESSMENT.  West, at its sole
                                 cost and expense, shall have the right to perform an environmental site assessment ("AUDIT") of the Real Estate prior to the Closing Date. If the Audit reflects the presence of Hazardous Materials or some other environmental condition or impairment and indicates that a Phase II environmental survey ("PHASE II
                                       SURVEY") is necessary, West and
                                       Real Estate Lessors shall jointly
                                       cause a Phase II Survey, to be
                                       conducted upon the affected Real
                                       Estate within thirty (30) days
                                       after Closing Date.  The cost of
                                       any Phase II Survey required
                                       hereunder shall be borne equally by
                                       West and Real Estate Lessors. Real
                                       Estate Lessors shall, at their sole
                                       cost and expense, remediate any and
                                       all Hazardous Materials or other
                                       adverse environmental condition or
                                       impairment reflected in the Audits
                                       and/or Phase II Survey.

                           (iii)       RIGHT TO ENTRY.  At times agreed
                                       upon by the parties, West, its
                                       agents or its consultants may enter
                                       upon the Real Estate for purposes
                                       of conducting the Audit and Phase
                                       II Survey.  West shall indemnify,
                                       defend and hold harmless Real
                                       Estate Lessors, their employees,
                                       agents and beneficiaries, their
                                       heirs, personal representatives,
                                       successors and assigns from any and
                                       all losses, claims, actions,
                                       demands, expenses and liabilities,
                                       including reasonable attorney fees
                                       and consultant fees, which may
                                       arise against any or all of them by
                                       virtue of any activities of West,
                                       its employees, agents, contractors
                                       or licensees, or their agents or
                                       employees, taken, performed or
                                       permitted pursuant to the rights
                                       granted hereunder.

                           (iv) REAL ESTATE LESSOR'S REPRESENTATIONS AND WARRANTIES. Real Estate Lessors represent and warrant to West as of the date hereof, and as of each respective Real Estate Closing Date as follows:

                                  (A)   OWNERSHIP OF REAL ESTATE.  As of the
                                        date of this Agreement, Real Estate
                                        Lessors own the Real Estate,
                                        beneficially and of record. As of the
                                        date of any Real Estate Closing pursuant to the Purchase Option, Real Estate Lessors shall convey the applicable Real Estate to West, free and clear of any Adverse Title Condition except for Permitted Encumbrances, and there shall be no outstanding rights or options in any third party to acquire the Real Estate or any interest therein.

                                  (B)   AUTHORIZATION.  The execution and
                                        delivery of this Agreement and the
                                        consummation of the transactions
                                        contemplated hereby by Real Estate
                                        Lessors (A) will not violate any
                                        provision of, or result in the breach of or accelerate or permit the acceleration of the performance required by the terms of: (I) any agreement to which Real Estate Lessors are a party or by which he may be bound; or (II) any order, judgment, or decree applicable to Real Estate Lessors; (B) will not result in the creation of any claim, lien, charge or encumbrance upon the Real Estate; (C) and will not terminate or result in the termination of any such agreement, or in any way affect or violate the terms or conditions of, or result in the cancellation, modification, revocation, or suspension of, any of the licenses, franchises, approvals, certificates, permits, or authorizations held by Real Estate Lessors with respect to the Real Estate.

                                  (C)   COMPLIANCE WITH LAWS.  Real Estate
                                        Lessors have not received any currently
                                        effective notice of any violations of
                                        any applicable federal, state, or local
                                        law or regulation affecting the Real
                                        Estate, and, as to any past notices
                                        which are no longer effective,
                                        appropriate remedial steps have been
                                        taken. With respect to the Real Estate, Real Estate Lessors are in substantial compliance with all existing applicable Federal, state, and local laws and regulations including, without limitation, those respecting the health and safety of its employees, the benefit or welfare plans provided for its employees, the hiring, firing, and conditions of employment of its employees and the protection of the environment. Further, Real Estate Lessors have not unlawfully stored, dumped, or deposited nor participated in the unlawful, dumping or depositing of any Hazardous Materials upon any of its Real Estate; Real Estate Lessors are not in violation of any existing federal, state, local, Environmental Law as well as all rules, regulations or orders issued with respect to the Real Estate; and Real Estate Lessors have not, at any time, received, nor does he have any knowledge or reason to believe that he may receive notice of an alleged violation of any existing law, rule, regulations or orders issued with respect to the Real Estate from any governmental authority; including but not limited to any notices that the Real Estate is not in full compliance with existing applicable building codes, environmental, zoning and land use laws and other existing local, state and federal laws and regulations.

                                  (D)   NO ADVERSE PROCEEDINGS.  To Real
                                        Estate Lessors' knowledge, no
                                        condemnation, environmental, zoning or
                                        other land-use regulation proceedings
                                        have been instituted nor are any of
                                        those proceedings planned to be
                                        instituted, that would detrimentally
                                        affect the use and operation of the Real
                                        Estate or the value of the Real Estate,
                                        nor has Real Estate Lessors received
                                        notice of any special assessments or
                                        special assessment proceedings affecting the Real Estate.

                                  (E)   NO LEASES.  Except for a lease to
                                        Linda A. Scull, one of the Seller
                                        herein, for commercial space in the
                                        building and improvements situate upon
                                        the Secondary Business Site real estate
                                        at Brookville, Pennsylvania, which lease shall
                                   continue in effect as long as Real Estate
                                   Lessors own the Brookville, Pennsylvania real estate; there are no leases, tenancy rights or other contracts or arrangements with respect to the Real Estate, other than a Lease between Real Estate Lessors, as landlord, and Goss, as tenant, which will be terminated at the Closing.

                     (d)   Moore Cylinders.

                           (i) LEASE OF MOORE CYLINDERS. At Closing, Stock Purchaser, as Lessee, and Cylinder Sellers, as Lessors, shall enter into, execute and deliver the Moore Cylinder Lease.

                           (ii) SALE OF MOORE CYLINDERS. At the Moore Cylinder Purchase Closing, Cylinder Sellers shall sell, assign and transfer by means of the Bill of Sale, the Moore Cylinders to Stock Purchaser, as set forth and subject of Paragraph 1(bb) for and in consideration of payment by Stock Purchaser to Cylinder Sellers of the Moore Cylinder Purchase Payment by means of Stock Purchaser's bank wire transfer.

                           (iii)   CYLINDER SELLERS REPRESENTATIONS
                                   AND WARRANTIES. Cylinder Sellers represent and warrant to Stock Purchaser as of the date hereof and as of the Moore Cylinder Purchase Closing Date as follows:

                                   (A)   Authorization.  The execution and
                                         delivery of this Agreement and the
                                         consummation of the transactions
                                            contemplated hereby by Cylinder
                                            Sellers (A) will not violate any
                                            provision of, or result in the
                                            breach of or accelerate or permit
                                            the acceleration of the performance
                                            required by the terms of: (I) any
                                            agreement to which Cylinder Sellers
                                            are a party or by which it may be
                                            bound; or (II) any order, judgment,
                                            or decree applicable to Cylinder
                                            Sellers; (B) will not result in the
                                            creation of any claim, lien, charge
                                            or encumbrance upon Moore Cylinders;
                                            and (C) will not terminate or result
                                            in the termination of any agreement,
                                            or in any way affect or violate the
                                            terms or conditions of, or result in
                                            the cancellation, modification,
                                            revocation, or suspension of, any of
                                            the licenses, franchises, approvals,
                                            certificates, permits, or
                                            authorizations held by Cylinder
                                            Sellers, which would adversely
                                            affect or in any way impair
                                            Purchaser's free and unrestricted
                                            ownership possession or use of as
                                            well as its title to the Moore
                                            Cylinders.

                                    (B)     TITLE TO AND MERCHANTABILITY OF
                                            MOORE CYLINDERS. Cylinder Sellers
                                            own one hundred percent (100%) and
                                            have good and marketable title to
                                            the Moore Cylinders free and clear
                                            of all liens and encumbrances as
                                            well as any other Adverse Title
                                            Condition; and that the Moore
                                            Cylinders are
                                   merchantable and fit for the ordinary,
                                   customary and intended use in and about Goss' Business operations.

                     (e)   Excluded Assets.

                           (i) Sellers shall not be required to repay shareholder loans to Sellers from Goss outstanding as reflected upon the June 30, 1997 Financial Statements, and all such shareholder debt owed by Sellers to Goss has been cancelled as of date of this Agreement.

                           (ii) Prior to date of this Agreement, Goss has paid a dividend to Sellers in the form of distribution of marketable securities owned by Goss having a market value at date of dividend distribution of no more than Forty-seven Thousand Seven Hundred Seventy-one Dollars ($47,771.00). Such dividend shall be without tax and liability to either Goss or Stock Purchaser; and in that regard, Sellers shall reimburse Goss the amount of any income tax liability to Goss or Stock Purchaser arising out of and related to the dividend by distribution of marketable securities aforesaid.

         11. FEES AND EXPENSES. Except as expressly provided herein, Sellers, Stock Purchaser and West shall pay all of their respective costs and expenses, including any and all legal and accounting fees, incident to the execution of this Agreement and the consummation of the transactions contemplated hereby whether or not such transactions shall be consummated.

         12. BROKERAGE. Each of the Sellers, Stock Purchaser and West shall indemnify and hold harmless the others from and against any claim, cost or expense arising out of any claim for brokerage commission, finders fees and the like, relating to this Agreement or any transaction contemplated hereby based upon the actions of the indemnifying party. Stock Purchaser and/or West shall pay all fees and expenses of ADE Vantage, Inc. and/or William A. Indelicato.

         13. WARRANTIES, REPRESENTATIONS AND AGREEMENTS TO SURVIVE
CLOSING. All representations, covenants, warranties and agreements contained in this Agreement shall survive the execution and delivery of this Agreement and Closing as expressly set forth in this Agreement.

         14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

         15. ENTIRE AGREEMENT. This Agreement together with all Exhibits and attachments hereto is an integrated document, contains the entire agreement between the parties, wholly cancels, terminates and supersedes any and all previous and/or contemporaneous oral agreements, negotiations, commitments and writings between the parties hereto with respect to the subject matter hereof. No change, modification, extension, termination, notice of termination, discharge, abandonment or waiver of this Agreement or any of the provisions hereof, nor any representations, promise, or condition relating to this Agreement, shall be binding upon the parties hereto.

         16. CAPTIONS. The captions of paragraph hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

         17. INCORPORATION BY REFERENCE. Any and all schedules, exhibits, statements, reports, certificates, or other documents or instruments referred to herein or attached hereto are incorporated herein by reference thereto as though fully set forth at the point referred to in this Agreement.

         18. ASSIGNMENT AND BENEFIT. This Agreement may not be assigned by any party without prior written consent. This Agreement shall be binding upon and inure to the benefit of Sellers, Stock Purchaser and West, and their respective heir, executors, administrators, successors, and assigns.

         19. NOTICES. Any notice, request, instruction, consent, approval or other communication provided for herein shall be in writing and delivered personally or sent by first class mail, certified, return receipt requested, postage prepaid as follows: If to Stock Purchaser and/or West, addressed to 67
- 43rd Street, Wheeling, West Virginia, Attention: Lawrence E. Bandi, with a copy to James T. McClure, Esquire, GOMPERS, MCCARTHY, HILL & MCCLURE, 302 Board of Trade Building, Wheeling, West Virginia, 26003; If to Sellers, Real Estate Lessors, or Cylinder Sellers, addressed to 167 Third Street, Falls Creek, Pennsylvania 15840, with a copy to John C. Dennison, II, Esquire, 293 Main Street, Brookville, Pennsylvania 15825-1291.

         20. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the internal law of the State of Pennsylvania without regard to its conflicts of law principles.


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



         IN WITNESS WHEREOF, this Agreement is executed and delivered by all of the parties hereto, with full authority therefore, to be effective as of the date and year first written above.

                                        VALLEY NATIONAL GASES, INC., A WEST
                                        VIRGINIA CORPORATION
WITNESSES:

/s/ JOANNE STEUENS
---------------------------------       By /s/ LAWRENCE E. BANDI
/s/ KATHLEEN HAGGERTY                      ---------------------------------
---------------------------------          Its President


                                        WEST RENTALS, INC., A WEST VIRGINIA
WITNESSES:                              CORPORATION

/s/ JOANNE STEUENS
---------------------------------       By /s/ LAWRENCE E. BANDI
/s/ KATHLEEN HAGGERTY                      ---------------------------------
---------------------------------          Its Vice President


WITNESSES:

/s/ JOHN C. DENI
---------------------------------          /s/ ALBERT E. MOORE
/s/ LEAH N. CAYLOR                         ---------------------------------
---------------------------------            ALBERT E. MOORE, INDIVIDUALLY


WITNESSES:

/s/ JOHN C. DENI
---------------------------------          /s/ EARLE M. MOORE
/s/ SANDRA L. FORD                         ---------------------------------
---------------------------------            EARLE M. MOORE, INDIVIDUALLY


WITNESSES:

/s/ JOHN C. DENI
---------------------------------          /s/ LINDA A. SCULL
/s/ SANDRA L. FORD                         ---------------------------------
---------------------------------                   LINDA A. SCULL


WITNESSES:

/s/ JOHN C. DENI
---------------------------------          /s/ ALBERT E. MOORE
/s/ LEAH N. CAYLOR                         -----------------------------------
---------------------------------          ALBERT E. MOORE, REAL ESTATE LESSOR


WITNESSES:

/s/ JOHN C. DENI
---------------------------------          /s/ PATRICIA MOORE
/s/ LEAH N. CAYLOR                         ----------------------------------
---------------------------------          PATRICIA MOORE, REAL ESTATE LESSOR


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


WITNESSES:

/s/ JOHN C. DEMI
---------------------------------           /s/ EARLE M. MOORE
/s/ SANDRA L. FORD                          ---------------------------------
---------------------------------           EARLE M. MOORE, CYLINDER SELLER


WITNESSES:

/s/ JOHN C. DEMI
---------------------------------           /s/ LINDA D. MOORE
/s/ SANDRA L. FORD                          ---------------------------------
---------------------------------           LINDA D. MOORE, CYLINDER SELLER


                                       55